Exhibit 10.7

RLI CORP. KEY EMPLOYEES

EXCESS BENEFIT PLAN

(Restated as of January 1, 2009)

12/12/2008

RLI CORP.  KEY EMPLOYEES

EXCESS BENEFIT PLAN

TABLE OF CONTENTS

ARTICLE 1	INTRODUCTION		1
	1.1	Establishment	1
	1.2	Purpose	1
	1.3	Definitions	2
	1.4	Type of Plan	4

ARTICLE 2	PARTICIPATION		4
	2.1	Eligibility and Selection	4
	2.2	Notification	5

ARTICLE 3	ACCOUNTS		5
	3.1	Accounts	5
	3.2	Credits to Accounts	5
	3.3	Charges to Accounts	7

ARTICLE 4	BENEFITS		7
	4.1	Vesting	7
	4.2	Payment of Plan Benefits on Termination of Employment - General Rule	7
	4.3	Changing Payment Elections	7
	4.4	Special Rules	8
	4.5	Medium of Payments	8
	4.6.	Delay in Distributions	9
	4.7	Acceleration of Distributions	9
	4.8	When a Payment is Deemed to be Made	11

ARTICLE 5	DEATH BENEFITS		11
	5.1	Death Benefits	11
	5.2	Designation of Beneficiary	12

ARTICLE 6	CLAIMS AND REVIEW PROCEDURES		13
	6.1	Application for Benefits	13
	6.2	Claims and Review Procedures	13
	6.3	Claims Rules	14
	6.4	Deadline to File Claim	15
	6.5	Exhaustion of Administrative Remedies	16
	6.6	Arbitration	16
	6.7	Deadline to File an Arbitration Action	16
	6.8	Knowledge of Fact by Participant Imputed to Beneficiary	16
	6.9	Deferral of Payment	16

ARTICLE 7	ADMINISTRATION		16
	7.1	Administrator	16
	7.2	Benefits Not Transferable	17
	7.3	Benefits Not Secured	17
	7.4	RLI’s Obligations	17
	7.5	Withholding Taxes	18
	7.6	Service of Process	18
	7.7	Limitation on Liability	18

ARTICLE 8	AMENDMENT AND TERMINATION		18
	8.1	Amendment	18
	8.2	Termination	18

ARTICLE 9	MISCELLANEOUS		19
	9.1	Effect on Other Plans	19
	9.2	Effect on Employment	19
	9.3	Disqualification	19
	9.4	Rules of Document Construction	19
	9.5	References to Laws	19
	9.6	Choice of Law	19
	9.7	Binding Effect	19

RLI CORP. KEY EMPLOYEES
EXCESS BENEFIT PLAN

ARTICLE 1

INTRODUCTION

1.1                               Establishment.

1.1.1                     Establishment.  RLI established the RLI Corp. Key Employees Excess Benefit Plan effective January 1, 2004.  RLI hereby restates the Plan, effective January 1, 2009, to comply with the requirements of the final regulations issued under Section 409A of the Code on April 10, 2007.

1.1.2                     Transition Rules.

(a)                                  Before 2004.  For Years ending before 2004, benefits for the Chairman of the Board and the Chief Executive Officer of RLI accrued under certain Prior Agreements, which restored contributions and forfeitures that could not be provided under the ESOP.

(b)                                 For 2004.  For the 2004 Year, benefits for the Chairman of the Board and the Chief Executive Officer of RLI shall accrue under the Prior Agreements and under this Plan, as follows:

(1)                                  ESOP.  Benefits to restore contributions and forfeitures that cannot be provided under the ESOP shall accrue under the Prior Agreements in accordance with the terms of the Prior Agreements.

(2)                                  401k Plan.  Benefits to restore contributions and forfeitures that cannot be provided under the 401k Plan shall accrue under this Plan in accordance with the terms of this Plan.

(c)                                  After 2004.  For Years commencing after 2004, benefits for the Chairman of the Board and the Chief Executive Officer of RLI shall accrue under this Plan to restore contributions and forfeitures that cannot be provided under both Qualified Plans, and no additional benefits shall accrue under the Prior Agreements.  All obligations under the Prior Agreements with respect to ESOP contributions and forfeitures for Years ending before 2005 shall be satisfied under the Prior Agreements, rather than under this Plan.

1.2                               Purpose.  The purpose of the Plan is to restore retirement benefits to those eligible Employees whose contributions and forfeitures under the Qualified Plans are reduced by the limitations imposed by the Code §§ 401(a)(17) and 415A or by reason of their electing to defer receipt of compensation that would otherwise be taken into account in calculating contributions and forfeitures under the Qualified Plans.

1.3                               Definitions.  When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.3.1                     401k Plan — the RLI Corp 401k Plan, as the same may be amended from time to time.

1.3.2                     Account — the separate recordkeeping account (unfunded and unsecured) maintained for each Participant in connection with the Participant’s participation in the Plan.

1.3.3                     Affiliate — a business entity which is under a “common control” with RLI or which is a member of an “affiliated service group” that includes RLI, as those terms are defined in Code § 4l4(b), (c) and (m).

1.3.4                     Beneficiary — the person or persons designated as such under Sec. 5.2.

1.3.5                     Board — the Board of Directors of RLI.

1.3.6                     Code — the Internal Revenue Code of 1986, as the same may be amended from time to time.

1.3.7                     Committee — the Executive Resources Committee of the Board.

1.3.8                     Employee — a common-law employee of RLI or an Affiliate (while it is an Affiliate).

1.3.9                     Employer Provided Contribution — the amounts contributed to a Qualified Plan by RLI on behalf of a Participant, specifically:

(a)                                  The “ESOP Contribution” as defined in the ESOP, and

(b)                                 The “Basic Contribution” and “Profit Sharing Contribution” as defined in the 401k Plan.

Employer Provided Contributions do not include any “401k Contributions”, “401k Catch-Up Contributions”, “Rollover Contributions”, as defined in the 401k Plan, or any other amounts defined under or contributed to the Qualified Plans by the Participant.

1.3.10              ERISA — the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

1.3.11              ESOP — the RLI Corp. Employee Stock Ownership Plan, as the same may be amended from time to time.

1.3.12              Participant — an Employee who becomes a Participant in the Plan under Sec. 2.1.  An Employee who becomes a Participant shall remain a Participant in the Plan until the earlier of the following:

(a)                                  The complete payment of the Participant’s Account balance after the Participant’s Termination of Employment; or

(b)                                 The Participant’s death.

1.3.13              Plan — the unfunded deferred compensation plan that is set forth in this document, as the same may be amended from time to time.  The name of the Plan is the “RLI Corp. Key Employees Excess Benefit Plan.”

1.3.14              Prior Agreement — an individual agreement entered into by an Employee and RLI before January 1, 2004, to provide key employee excess benefits to the Employee.

1.3.15              Qualified Plans — the ESOP and the 401k Plan.

1.3.16              RLI — RLI Corp.  and any Successor Employer.

1.3.17              RLI Stock — the common stock of RLI.

1.3.18              Specified Employee — means an employee of an Affiliate who is subject to the six-month delay rule described in Section 409A(2)(B)(i) of the Code.  RLI shall establish a written policy for identifying Specified Employees in a manner consistent with Section 409A, which policy may be amended by RLI from time to time as permitted by Section 409A.

1.3.19              Successor Employer — any entity that succeeds to the business of RLI through merger, consolidation, acquisition of all or substantially all of its assets, or any other means and which elects before or within a reasonable time after such succession, by appropriate action evidenced in writing, to continue the Plan.

1.3.20              Termination of Employment —with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations under such section.  Solely for this purpose, a Participant who is an eligible Employee will be considered to have a Termination of Employment when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates.  The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Affiliate under an applicable statute or by contract.  For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Affiliate.  If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of the employee’s position of employment or any substantially similar position of employment, RLI may substitute a 29-month period of absence for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliate and the Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 49 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding anything in Section 2.1.2 to the contrary, in determining whether a Participant has had a Termination of Employment with an Affiliate, an entity’s status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Section 1563(a)(1),(2), and (3) and in Treasury Regulation Section 1.414(c)-2.

RLI shall have discretion to determine whether a Participant has experienced a Termination of Employment in connection with an asset sale transaction entered into by RLI or an Affiliate, provided that such determination conforms to the requirements of Section 409A and the regulations and other guidance issued under such section, in which case RLI’s determination shall be binding on the Participant.

1.3.21              Vested — nonforfeitable.

1.3.22              Year — the calendar year.

1.4                               Type of Plan.

1.4.1                     Top-Hat Plan.  The Plan is intended to be a “top-hat” plan - that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated individuals within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), which is exempt from Parts 2, 3 and 4 of Title I of ERISA.

1.4.2                     Separate Excess Benefit Plan.  To the extent that a separable part of the Plan is maintained for the purpose of providing benefits for eligible Employees in excess of the limitations on contributions and benefits imposed by Code § 415, that part shall be treated as a separate plan which in an “excess benefit plan” within the meaning of ERISA § 3(36) and which is exempt from the participation, vesting, benefit accrual, funding and fiduciary provisions of ERISA.

1.4.3                     Nonqualified Deferred Compensation Plan.  The Plan also is a nonqualified deferred compensation plan subject to Code § 409A.  To the extent any provision of the Plan does not satisfy the requirements contained in Code § 409A or in any regulations or other guidance issued by the Treasury Department under Code § 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any contrary provision of the Plan or any inconsistent election made by a Participant.

ARTICLE 2

PARTICIPATION

2.1                               Eligibility and Selection.  The Committee, in its sole discretion, shall determine from time to time the Employees who will be Participants in the Plan, provided that each such Employee must:

(a)                                  Have the title of Vice President or above, and

(b)                                 Be expected to have compensation in excess of the Code § 401 (a)(17) limit in the Participant’s initial year of participation.

An employee selected by the Committee will become a Participant on the January 1 following the date the Participant is selected by the Committee.  However, for the 2004 Year, each selected Employee shall become a Participant on January 1, 2004.

2.2                               Notification.  RLI shall provide each Participant with (i) written notification of the Participant’s participation in the Plan, and (ii) either a copy of the Plan or written notification that such a copy is available upon request.

ARTICLE 3

ACCOUNTS

3.1                               Accounts.  RLI shall establish and maintain a separate Account for each Participant.  The Account shall be for recordkeeping purposes only and shall not represent a trust fund or other segregation of assets for the benefit of the Participant.  The balance of each Participant’s Account will be maintained in full and fractional shares of RLI Stock.

3.2                               Credits to Accounts.  Each Participant’s Account shall be credited from time to time as provided in this section.

3.2.1                     Contribution Credits.

(a)                                  Amount.  A Participant’s contribution credit for a Year with respect to each Qualified Plan is an amount equal to A minus B, where:

“A” =                The amount of Employer Provided Contributions that would have been contributed to the Qualified Plan on behalf of the Participant for the Year if such Employer Provided Contributions were determined without regard to:

(i)                                     The limit on compensation taken into account under the Qualified Plan under Code § 401(a)(17);

(ii)                                  The limit on annual additions under the Qualified Plan under Code § 415(c); and

(iii)                               The exclusion of amounts deferred by the Participant under the RLI Executives Deferred Compensation Plan from the compensation base used to determine the Employer Provided Contributions under the Qualified Plan.

“B” =                  The amount of Employer Provided Contributions actually contributed to the Qualified Plan on behalf-of the Participant for the Year.

(b)                                 Time.  The amount of the Participant’s contribution credit for the Year with respect to each Qualified Plan shall be credited to the Participant’s Account on, or as soon as administratively practicable after, the date such amount would otherwise have been contributed to the Qualified Plan.  The amount shall be converted to RLI Stock credits, equal to the number of full and fractional shares that could be purchased with such amount on, or as soon as administratively feasible after, the date such amount is credited to the Participant’s Account.

(c)                                  2004 Transition.  Notwithstanding the foregoing, the contribution credits for the 2004 Year for any Participant who was covered under a Prior Agreement shall be limited to the amount determined with respect to the 401(k) Plan.  No contribution credits shall be added to such Participant’s Account under this Plan for the 2004 Year with respect to the ESOP.

3.2.2                     Forfeitures.

(a)                                  Amount.  A Participant’s forfeiture credit for a Year with respect to each Qualified Plan is an amount equal to A minus B, where:

“A” =                The amount of forfeitures that would have been allocated to the Participant’s account under the Qualified Plan for the Year if such allocation were determined without regard to:

(i)                                     The limit on compensation taken into account under the Qualified Plan under Code § 401 (a)(17);

(ii)                                  The limit on annual additions under the Qualified Plan under Code § 415(c); and

(iii)                               The exclusion of amounts deferred by the Participant under the RLI Corp. Executives Deferred Compensation Plan from the compensation base used to allocate forfeitures under the Qualified Plan.

“B” =                  The amount of forfeitures actually allocated to the Participant’s account under the Qualified Plan for the Year.

(b)                                 Time.  The amount of the Participant’s forfeiture credit for the Year with respect to each Qualified Plan shall be credited to the Participant’s Account on, or as soon as administratively practicable after, the date such amount would otherwise have been allocated under the Qualified Plan.  The amount shall be converted to RLI Stock credits, equal to the number of full and fractional shares that could be purchased with such amount on, or as soon as administratively feasible after, the date such amount is credited to the Participant’s Account.

(c)                                  2004 Transition.  Notwithstanding the foregoing, the forfeiture credits for the 2004 Year for any Participant who was covered under a Prior Agreement shall be limited to the amount determined with respect to the 401(k) Plan, No forfeiture credits shall be added to such Participant’s Account under this Plan for the 2004 Year with respect to the ESOP.

3.2.3                     Dividends and Other Adjustments.  The Participant’s Account shall be credited with additional RLI Stock credits, equal to the number of full and fractional shares of RLI Stock that could be purchased with any cash dividends which would be payable on the RLI Stock credited to the Participant’s Account.  For this purpose, the share price on, or as soon as administratively practicable after, the date the dividend is paid will be used.  The Account also will be adjusted for any stock split, redemption or similar event, in a manner determined to be reasonable by RLI

3.3                               Charges to Accounts.  As of the date any Plan benefit measured by the Account is paid to the Participant or the Participant’s Beneficiary, the Account shall be charged with the amount of such benefit payment.

ARTICLE 4

BENEFITS

4.1                               Vesting.  The Participant’s Account shall be fully (100%) Vested.

4.2                               Payment of Plan Benefits on Termination of Employment - General Rule.  If the Participant has an Account balance at Termination of Employment, RLI shall pay that balance to the Participant in five (5) annual Installments, as follows:

(a)                                  Time.  The first installment shall be paid on the January 1 following the Year in which the Participant’s Termination of Employment occurs.  The remaining installments shall be paid on each subsequent January 1.

(b)                                 Amount.  The amount of each installment shall be determined using a “fractional” method - by multiplying the Participant’s Account balance immediately before the installment payment date by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining (including the installment in question).  The result shall be rounded down to the next lower full share of RLI Stock, except for the final installment, which shall be rounded up to the next higher full share of RLI Stock.

4.3                               Changing Payment Elections

4.3.1                     General Rule.  A Participant may elect to change the number of annual installments the Participant receives under the Plan to ten (10) or fifteen (15) installments, subject to the rules below.  Any such election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by RLI (including by means of a voice response or other electronic system under circumstances authorized by RLI).  The installments shall commence on the date specified in Sec. 4.2(a), unless otherwise postponed by this Article 4, and the amount of each installment shall be determined under the fractional method described in Sec. 4.2(b).

4.3.2.                  Election upon Initial Plan Enrollment.  An election to extend the number of installments may be made as part of the Participant’s initial enrollment in the Plan.  Such an election will only be effective to defer amounts earned after the election is made, and not before.

4.3.3.                  Subsequent Election.  If a Participant did not elect to extend the number of installments upon initial enrollment, or if the Participant wants to further change the number of installments after becoming a Participant, such Participant may elect to change the number of installments in accordance with the following rules:

(a)                                  The election must be received by RLI in writing and in proper form and must not take effect for at least 12 months from the date on which it is submitted to RLI;

(b)                                 The election must be submitted to RLI at least 12 months prior to the specified date of distribution; and

(c)                                  The commencement of installments must be delayed at least five (5) years from the date payments would otherwise commence without this subsequent election.

4.4                               Special Rules.

4.4.1                     Specified Employee Exception.  If a Participant is a Specified Employee, such Participant’s initial installment (or lump-sum payment, if applicable) shall be delayed to the later of the January 1 following the Year in which the Participant’s Termination of Employment occurs or the first day of the seventh month following the Participant’s Termination of Employment.  This delay shall not apply in the event of the Participant’s death.  Any remaining annual installments shall be paid as described in Sec. 4.2(a) and Sec. 5.1.

4.4.2                     Cash-Out of Small Amounts.  Any contrary provision or election notwithstanding, if the Participant’s Account balance is less than one hundred thousand dollars ($100,000) as of the date installments are to commence, the Account shall be paid to the Participant in a single lump-sum, as full settlement of all benefits due under the Plan; provided that, for purposes of applying the one hundred thousand dollar ($100,000) cash-out limit, all nonqualified deferred compensation amounts payable to the Participant by RLI and its Affiliates shall be aggregated If and to the extent required under Code § 409A or any regulations or other guidance issued by the Treasury Department thereunder.

4.5                               Medium of Payments.  All payments to a Participant shall be made in shares of RLI Stock.  Unless the shares have been registered under the Securities Act of 1933 (the “Act”), are otherwise exempt from the registration requirements of the Act, are the subject of a favorable no action letter issued by the Securities and Exchange Commission, or are the subject of an opinion of counsel acceptable to RLI to the effect that such shares are exempt from the registration requirements of the Act, the certificates representing such shares shall contain a legend precluding the transfer of such shares except in accordance with the provisions of Rule 144 of the Act, as the same may be amended from time to time.

4.6                               Delay in Distributions.  A payment under the Plan may be delayed by RLI under any of the following circumstances so long as all payments to similarly situated Participants are treated on a reasonably consistent basis

(a)                                  RLI reasonably anticipates that if such payment were made as scheduled, RLI’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code, provided that the payment is made either during the first Plan Year in which RLI reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) or during the period beginning with the date of the Participant’s Termination of Employment and ending on the later of the last day of RLI’s fiscal year in which the Participant has a Termination of Employment or the 15th day of the third month following the Termination of Employment.

(b)                                 RLI reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which RLI reasonably anticipates that the making of the payment will not cause such violation

(c)                                  Upon such other events as determined by RLI and according to such terms as are consistent with Section 409A or are prescribed by the Commissioner of Internal Revenue.

4.7                               Acceleration of Distributions.  RLI may, in its discretion, distribute all or a portion of a Participant’s Accounts at an earlier time and in a different form than specified as otherwise provided in this Article 4, under the circumstances described below:

(a)                                  As may be necessary to fulfill a Domestic Relations Order.  Distributions pursuant to a Domestic Relations Order shall be made according to administrative procedures established by RLI.

(b)                                 To the extent reasonably necessary to avoid the violation of ethics laws or conflict of interest laws pursuant to Section 1.409A-3(j)(ii) of the Treasury regulations.

(c)                                  To pay FICA on amounts deferred under the Plan and the income tax resulting from such payment.

(d)                                 To pay the amount required to be included in income as a result of the Plan’s failure to comply with Section 409A.

(e)                                  If RLI determines, in its discretion, that it is advisable to liquidate the Plan in connection with a termination of the Plan subject to the requirements of Section 409A.

(f)                                    As satisfaction of a debt of the Participant to an Affiliate, where such debt is incurred in the ordinary course of the service relationship between the Affiliate and the Participant, the entire amount of the reduction in any Plan Year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g)                                 To pay state, local or foreign tax obligations that may arise with respect to amounts deferred under the Plan and the income tax resulting from such payment.

(h)                                 If the Participant has an unforeseeable emergency.  For these purposes an “unforeseeable emergency” is a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency.  Finally, the need to pay for funeral expenses of a spouse, Beneficiary, or a dependent (as defined in Section 152, without regard to 152(b)(1), (b)(2), and (d)(1)(B) of the Code) may also constitute an unforeseeable emergency.  Except as otherwise provided in this paragraph (h), the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this paragraph (h) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Elective Deferrals.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  A determination of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to cancellation of the Participant’s election as a result of this paragraph (h).

Notwithstanding anything in this Section 4.7 to the contrary, except for a Participant’s election to request a distribution due to an unforeseeable emergency under paragraph (h), above (which the Participant, in the Participant’s discretion, may elect to make or not make), RLI shall not provide the Participant with discretion or a direct or indirect election regarding whether a payment is accelerated pursuant to this Section 4.7.

4.8                               When a Payment is Deemed to be Made..  Any payment that is due to be distributed as of a particular date pursuant to the provisions of the Plan, will be deemed to be distributed as of that date if it is distributed on such date or a later date within the same calendar year, or, if later, by the 15th day of the third calendar month following the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment.  Further, a payment will be treated as made on a date if it is made no earlier than 30 days before the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment.  For purposes of the foregoing, if the payment is required to be made during a period of time, the specified date is treated as the first day of the period of time.

ARTICLE 5

DEATH BENEFITS

5.1                               Death Benefits.

5.1.1                     Benefits When Participant Dies Before Commencement of Payments.  If the Participant dies before installments commence, the Participant’s Account balance shall be paid to the Participant’s Beneficiary as follows:

(a)                                  If the Participant has made a valid election under Sec. 4.4, payments shall be made in ten (10) or fifteen (15) annual installments, as elected by the Participant.

(b)                                 Otherwise, payments shall be made in five (5) annual installments.

The first installment shall be paid on the January 1 following the Year in which the Participant’s death occurs.  The remaining installments shall be paid on each subsequent January 1.  The amount of each installment shall be determined using the “fractional” method described in Sec. 4.3(b).

5.1.2                     Benefits When Participant Dies After Commencement of Payments.  If the Participant dies after installments commence and the Participant has an Account balance at death, the remaining Account balance shall be paid to the Participant’s Beneficiary in the same manner as if the Participant were still living.

5.1.3                     Medium of Payments.  All payments to a Beneficiary shall be made in shares of RLI Stock, subject to any legend precluding transfer that is required under Sec. 4.6.

5.1.4                     Cash-Out of Small Amounts.  Any contrary provision or election notwithstanding, if the amount payable to the Beneficiary is less than one hundred thousand dollars ($100,000) as of the date installments are to commence, the benefit shall be paid to the Beneficiary in a single lump-sum, as full settlement of all benefits due under the Plan, subject, however, to any limitation on such cash-out under Code § 409A or any regulations or other guidance issued by the Treasury Department thereunder.

5.2                               Designation of Beneficiary.

5.2.1                     Persons Eligible to Designate.  Any Participant may designate a Beneficiary to receive any amount payable under the Plan as a result of the Participant’s death, provided that the Beneficiary survives the Participant.  The Beneficiary may be one or more persons, natural or otherwise.  By way of illustration, but not by way of limitation, the Beneficiary may be an individual, trustee, executor, or administrator.  A Participant may also change or revoke a designation previously made, without the consent of any Beneficiary named therein.

5.2.2                     Form and Method of Designation.  Any designation or a revocation of a prior designation of Beneficiary shall be in writing on a form acceptable to RLI and shall be filed with RLI.  RLI and all other parties involved in making payment to a Beneficiary may rely on the latest Beneficiary designation on file with RLI at the time of payment or may make payment pursuant to Sec. 5.2.3 if an effective designation is not on file, shall be fully protected in doing so, and shall have no liability whatsoever to any person making claim for such payment under a subsequently filed designation of Beneficiary or for any other reason.

Notwithstanding any provision of this Sec. 5.2 to the contrary, any Beneficiary designation made under the Prior Agreements will continue in effect under this Plan until modified by the Participant pursuant to this Sec. 5.2.

5.2.3                     No Effective Designation.  If there is not on file with RLI an effective designation of Beneficiary by a deceased Participant, the Beneficiary shall be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)                                  The Participant’s spouse.  (A “spouse” is a person of the opposite sex to whom the Participant is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)

(b)                                 The Participant’s then living descendants, per stirpes.

(c)                                  The Participant’s estate.

Determination of the identity of the Beneficiary in each case shall be made by RLI.

5.2.4                     Successor Beneficiary.  If a Beneficiary who survives the Participant subsequently dies before receiving the complete payment to which the Beneficiary was entitled, the successor Beneficiary, determined in accordance with the provisions of this section, shall be entitled to the payments remaining.  The successor Beneficiary shall be the person or persons surviving the Beneficiary m the first of the following classes in which there is a survivor, share and share alike:

(a)                                  The Participant’s spouse.  (A “spouse” is a person of the opposite sex to whom the Participant is legally married, including a common-law spouse if the marriage was entered into in a state that recognizes common-law marriages and RLI has received acceptable proof and/or certification of common-law married status.)

(b)                                 The Participant’s then living descendants, per stirpes.

(c)                                  The Participant’s estate.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1                               Application for Benefits.  Benefits shall be paid to Participants automatically (without a written request) at the time and in the manner specified in the Plan.  Benefits shall be paid to a Beneficiary upon RLI’s receipt of a written request for the benefits, including appropriate proof of the Participant’s death and the Beneficiary’s identity and right to payment.  This written request shall be considered a claim for the purposes of this article.

6.2                               Claims and Review Procedures.  The claims and review procedures set forth in this article shall be the mandatory claims and review procedures for the resolution of disputes and disposition of claims filed under the Plan.

6.2.1                     Initial Claim.  An individual may, subject to any applicable deadline, file with the Committee a written claim for benefits under the Plan in a form and manner prescribed by RLI.

(a)                                  If the claim is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)                                 The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

6.2.2                     Notice of Initial Adverse Determination.  A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)                                  The specific reasons for the adverse determination;

(b)                                 References to the specific provisions of the Plan (or other applicable document) on which the adverse determination is based;

(c)                                  A description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)                                 A description of the claims review procedures, including the time limits applicable to such procedures.

6.2.3                     Request for Review.  Within ninety (90) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Board a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits.  Any request for review of the initial adverse determination not filed within ninety (90) days after receipt of the initial adverse determination notice shall be untimely.

6.2.4                     Claim on Review.  If the claim, upon review, is denied in whole or in part, the Board shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)                                  The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Board determines that special circumstances require an extension of time for determination of the claim, provided that the Board notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)                                 In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the.  expiration of sixty (60) days.

(c)                                  The Board’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.5                     Notice of Adverse Determination for Claim on Review.   A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant.

(a)                                  The specific reasons for the denial;

(b)                                 References to the specific provisions of the Plan (or other applicable document) on which the adverse determination is based; and

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

6.3                               Claims Rules.

(a)                                  No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claims and review procedures.  RLI may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by RLI upon request.

(b)                                 All decisions on claims and on requests for a review of denied claims shall be made by RLI.

(c)                                  Claimants may be represented by a lawyer or other representative at their own expense, but RLI reserves the right to (i) require the claimant to furnish written authorization and (ii) establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant.  A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)                                 The decision of RLI on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead or in writing at the discretion of RLI.

(e)                                  In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)                                    The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims and review procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)                                 The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing Plan documents and, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(h)                                 For the purpose of this article, a document, record, or other information shall be considered “relevant” if such document, record, or other information:  (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(i)                                     RLI may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

6.4                               Deadline to File Claim.  To be considered timely under the Plan’s claims and review procedures, a claim must be filed with the Committee within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

6.5                               Exhaustion of Administrative Remedies.  The exhaustion of the claims and review procedures is mandatory for resolving every claim and dispute arising under the Plan.  As to such claims and disputes no claimant shall be permitted to commence an arbitration action to recover Plan benefits or to enforce or clarify rights under the Plan or under any provision of the law, whether or not statutory, until the claims and review procedures set forth herein have been exhausted in their entirety.

6.6                               Arbitration.  Any claim, dispute or other matter in question of any kind relating to the Plan which is not resolved by the claims and review procedures shall be settled by arbitration in accordance with the Federal Arbitration Act 9 U.S.C. § 1, et seq.  Notice of demand for arbitration must be made in writing to the opposing party within the time period specified in Sec. 6.7.  In no event will a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The decision of the arbitrator(s) will be final and may be enforced in any court of competent jurisdiction, The arbitrator(s) may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrator(s) find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.  The arbitration will take place in Peoria, Illinois, unless otherwise agreed by the parties.

6.7                               Deadline to File an Arbitration Action.  No arbitration action to recover Plan benefits or to enforce or clarify rights under the Plan under or under any provision of the law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the action is commenced before the earlier of:

(a)                                  Thirty (30) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(b)                                 SIX (6) months after the claimant has exhausted the claims and review procedures.

6.8                               Knowledge of Fact by Participant Imputed to Beneficiary.  Knowledge of all ‘facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

6.9                               Deferral of Payment.  If there is a dispute regarding a Plan benefit, RLI, in its sole discretion, may defer payment of the benefit until the dispute has been resolved.

ARTICLE 7

ADMINISTRATION

7.1                               Administrator.  RLI shall be the administrator of the Plan.  RLI shall control and manage the administration and operation of the Plan and shall make all decisions and determinations incident thereto.  Except with respect to the ordinary day-to-day administration of the Plan, action on behalf of RLI must be taken by one of the following:

(a)                                  The Board; or

(b)                                 The Committee.

7.1.1                     Delegation.  The ordinary day-to-day administration of the Plan may be delegated by the Chief Executive Officer to an individual or a committee.  Such individual or committee shall have the authority to delegate or redelegate to one or more persons, jointly or severally, such functions assigned to such individual or committee as such individual or committee may from time to time deem advisable.

7.1.2                     Automatic Removal.  If any individual or committee member to whom responsibility under the Plan is allocated is a director, officer or employee of RLI when responsibility is so allocated, then such individual shall be automatically removed as a member of a committee at the earliest time such individual ceases to be a director, officer or employee of RLI.  This removal shall occur automatically and without any requirement for action by RLI or any notice to the individual so removed.

7.1.3                     Conflict of Interest. If any individual or committee member to whom responsibility under the Plan is allocated is also a Participant or Beneficiary, such individual shall have no authority as such member with respect to any matter specifically affecting such individual’s interest hereunder (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to the other members to the exclusion of such Participant or Beneficiary, and such Participant or Beneficiary shall act only in an individual capacity in connection with any such matter.

7.1.4                     Binding Effect.  The determination of the Board, the Committee or the Chief Executive Officer in any matter within its authority shall be binding and conclusive upon RLI and all persons having any right or benefit under the Plan.

7.1.5                     Third Party Service Providers.  RLI may from time to time appoint or contract with an administrator, record keeper or other third-party service provider for the Plan.  Any such administrator, record keeper or other third-party service provider will serve in a nondiscretionary capacity and will act in accordance with directions given and procedures established by RLI.

7.2                               Benefits Not Transferable.  No Participant or Beneficiary shall have the power to transmit, alienate, dispose of, pledge or encumber any benefit payable under the Plan before its actual payment to the Participant or Beneficiary.  Any such effort by a Participant or Beneficiary to convey any interest in the Plan shall not be given effect under the Plan.  No benefit payable under the Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before its actual payment to the Participant or Beneficiary.

7.3                               Benefits Not Secured.  The rights of each Participant and Beneficiary shall be solely those of an unsecured, general creditor of RLI.  No Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of RLI.

7.4                               RLI’s Obligations.  RLI shall provide the benefits under the Plan.  RLI’s obligation may be satisfied by distributions from a trust fund created and maintained by RLI, in its sole discretion, for such purpose.  However, the assets of any such trust fund shall be subject to claims by the general creditors of RLI in the event RLI is (i) unable to pay its debts as they become due, or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

7.5                               Withholding Taxes.  RLI shall have the right to withhold (and transmit to the proper taxing authority) such federal, state or local taxes, including (but not limited to) FICA and FUTA taxes, as it may be required to withhold by applicable laws.  Such taxes may be withheld from any benefits due under the Plan or from any other compensation to which the Participant is entitled from RLI and its Affiliates.

7.6                               Service of Process.  The Chief Executive Officer is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

7.7                               Limitation on Liability.  Neither RLI’s officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the ‘Plan in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant.  Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of RLI for such payments as an unsecured, general creditor.  After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person(s), as the case may be, shall have no further right or interest in the other assets of RLI in connection with the Plan.  Neither RLI nor any of its officers nor any member of its Board nor any individual or committee to whom RLI delegates responsibility under the Plan shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of RLI.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1                               Amendment.  RLI reserves the power to amend the Plan either prospectively or retroactively or both, in any respect, by action of its Board; provided that, no amendment shall be effective to reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary without consent.  No amendment of the Plan shall be effective unless it is in writing and signed on behalf of RLI by a person authorized to execute such writing.  No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.

8.2                               Termination.  RLI reserves the right to terminate the Plan at any time by action of its Board; provided that, the termination of the Plan shall not reduce or divest benefits payable with respect to the Account of any Participant or Beneficiary or negate the Participant’s or Beneficiary’s rights with respect to such benefits.  Any such termination will be done in accordance with the requirements of Section 409A.

ARTICLE 9

MISCELLANEOUS

9.1                               Effect on Other Plans.  This Plan shall not alter, enlarge or diminish any person’s rights or obligations under any other benefit plan maintained by RLI or any Affiliate.

9.2                               Effect on Employment.  Neither the terms of this Plan nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any Employee.  RLI shall not be obliged to continue the Plan.  The terms of this Plan shall not give any Employee the right to be retained in the service of RLI or any Affiliate.

9.3                               Disqualification.  Notwithstanding any other provision of the Plan or any designation made under the Plan, any individual who feloniously and intentionally kills a Participant shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant.  A final judgment of conviction of felonious and intentional killing is conclusive for this purpose.  In the absence of a conviction of felonious and intentional killing, RLI shall determine whether the killing was felonious and intentional for this purpose.

9.4                               Rules of Document Construction.  Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular article, section or paragraph of the Plan unless the context clearly indicates to the contrary.  The titles given to the various articles and sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.  Written notification under the Plan shall include such other methods (for example, facsimile or e-mail) as RLI, in its sole discretion, may authorize from time to time.

9.5                               References to Laws.  Any reference in the Plan to a statute shall be considered also to mean and refer to the applicable regulations for that statute.  Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

9.6                               Choice of Law.  The Plan has been executed in the State of Illinois and has been drawn in conformity to the laws of that state and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Illinois (without regard to its conflict of law principles).

9.7                               Binding Effect.  The Plan shall be binding upon and inure to the benefit of the successors and assigns of RLI, and the Beneficiaries, personal representatives and heirs of the Participant.

IN WITNESS WHEREOF, RLI has caused the Plan to be executed by its duly authorized officers as of the                      day of                         .

RLI CORP
By:
Its VP, Corporate Secretary

And

By:
Its Asst. Corporate Secretary